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                                                                   EXHIBIT 12.01

                               HNC SOFTWARE INC.
           STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                    YEAR ENDED DECEMBER 31,
                                       1993       1994       1995       1996        1997
                                      ------     ------     ------     -------     -------
Earnings:
  Income before income tax (benefit)
     provision......................  $  906     $2,741     $5,566     $11,359     $24,919
  Fixed charges.....................     453        709        929       1,019         977
                                      ------     ------     ------     -------     -------
     Total..........................  $1,359     $3,450     $8,495     $12,378     $25,896
                                      ======     ======     ======     =======     =======
Fixed charges:
  Interest expense..................  $  149     $  312     $  428     $   478     $    81
  Portion of rent expense deemed to
     be interest....................     304        397        501         541         896
                                      ------     ------     ------     -------     -------
     Total..........................  $  453     $  709     $  929     $ 1,019     $   977
                                      ======     ======     ======     =======     =======
Ratio of earnings to fixed
  charges...........................    3.00       4.87       6.99       12.15       26.51
                                      ======     ======     ======     =======     =======
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